Exhibit 99.1

Milacron Reports Q4 & Year-End 2007 Results

Sales up 10% in the Fourth Quarter

CINCINNATI--(BUSINESS WIRE)--Milacron Inc. (NYSE: MZ) today reported a net loss in the fourth quarter of 2007 of $73.4 million, or $14.66 per diluted share, caused primarily by a non-cash writedown of deferred tax assets of $63.0 million associated with the change of ownership of the majority of the company’s preferred stock, as announced in October. The loss also included $7.4 million in restructuring charges, $1.9 million in one-time costs related to the curtailment of the company’s U.S. pension plan, as well as $1.4 million in expenses related to the preferred stock transaction. This compared to a net loss in the fourth quarter of 2006 of $8.6 million, or $2.25 per diluted share, which included $5.1 million in restructuring costs and $1.8 million in refinancing charges.

“We continue to make solid progress throughout the company in terms of our restructuring and other cost reduction initiatives,” Ronald D. Brown, chairman, president and chief executive officer, said. “Our manufacturing margins and operating cash flow or EBITDA (see reconciliation table) are both up significantly from the year-ago quarter. And our efforts to expand Milacron’s presence in faster-growing markets of the world are also paying off. In fact, our sales to markets outside the U.S., Canada and Western Europe are up well in excess of 20% and now represent about 25% of our total sales.”

These gains in non-traditional markets helped offset declines in North America, as fourth quarter 2007 sales reached $217 million, up 10% from $198 million in the year-ago quarter. About half of the sales increase came as a result of favorable currency translation effects. New orders in the quarter were $213 million, up from $203 million in 2006, entirely due to currency translation.

Aided by favorable resolutions of long-standing product liability claims and the benefits of restructuring and product cost reduction initiatives, manufacturing margins in the quarter rose to 22.3%, up from 19.4% in the year ago quarter.

Net cash provided by operations during the quarter was $9.6 million, compared to a use of cash by operations of $0.8 million in the fourth quarter of 2006. At the end of the quarter, Milacron had $41 million in cash, up $3 million from the beginning of the quarter. The company also had $34 million in borrowing availability under its North American revolving credit agreement, down from $42 million at the beginning of the quarter.

Year 2007

Milacron’s net loss for the year was $88.8 million, or $19.59 per share. This included the writedown of tax assets of $63.0 million, restructuring charges of $12.5 million, $1.9 million in one-time costs for pension plan curtailment, as well as $1.9 million in expenses for the preferred stock transaction. In 2006, Milacron lost $39.7 million, or $10.15 per share, which included $17.4 million in restructuring costs and $1.8 million in refinancing charges. Operating earnings in 2007 improved to $3.1 million, up from a loss of $7.2 million in 2006.

Sales in 2007 fell to $808 million from $820 million in 2006, while new orders were $826 million, down slightly from $828 million in the prior year. 2007 sales and new orders were helped by approximately $29 million in favorable currency translation effects.

Throughout 2007, Milacron faced severe declines in two of its largest markets in North America: injection molding machinery and mold technologies, which have been impacted by the shakeout in U.S. auto parts suppliers and the decline in new housing starts. During the year, however, restructuring measures helped reduce overall operating expenses by $12 million, while global redesign and sourcing initiatives cut product costs by $6 million. To further soften the impact of the downturn in capital spending in North America, Milacron focused on growing aftermarket sales, which approached $200 million and grew to represent 36% of total machinery sales. The company also accelerated efforts to further penetrate markets outside the U.S., Canada and Western Europe. As a result, sales to these non-traditional markets rose to $187 million in 2007, up 27% over 2006.

Continued cost reductions and efficiency improvements helped raise manufacturing margins in 2007 to 20.2%, a significant increase over 18.5% in 2006.

Net cash provided by operations for the year was $9.6 million, compared to a use of cash by operations of $19.2 million in 2006.

Segment Results

Machinery Technologies-North America [machinery and related parts and services for injection molding, blow molding and extrusion supplied from North America, India and China] Despite favorable currency translation effects, new orders of $99 million were flat with those in the fourth quarter of 2006, while sales fell to $92 million from $96 million reflecting soft demand for injection molding equipment in North America, particularly from the automotive sector. Blow molding equipment sales were off slightly, while sales of extrusion systems and related parts and services continued to rise, and machinery operations in India had record sales and profits. As a result of the overall volume drop, segment earnings fell to $0.8 million, from $5.2 million in the year-ago quarter.

For the year 2007, new orders in this segment were $378 million, down from $411 million in 2006. Sales also declined to $367 million from $402 million. Lower shipping volume and related under-absorption costs reduced segment earnings to $11.3 million from $17.1 million in 2006.

Machinery Technologies-Europe [machinery and related parts and services for injection molding and blow molding supplied from Europe] Fourth quarter new orders grew to $51 million from $40 million a year ago. Driven primarily by strong demand from Eastern Europe, sales jumped to $60 million from $37 million. Favorable currency translation effects accounted for roughly half of the new order gains and one-quarter of the sales gains. In local currencies, injection molding machine sales rose 18%, while shipments of blow molding systems, aided by a large order, more than doubled compared to the year-ago quarter. Volume gains, restructuring benefits and disciplined pricing led to positive segment earnings of $3.3 million compared to a loss of $0.6 million in the fourth quarter of 2006.

Aided in part by currency translation, segment new orders for the year were $189 million, up considerably from $154 million in 2006, while sales grew to $181 million, up from $153 million. Thanks to increased shipments and cost-cutting measures, the segment had a major turnaround in 2007, posting operating earnings of $3.3 million, compared to an operating loss of $4.9 million a year ago.

Mold Technologies [mold bases and related parts and services, as well as maintenance, repair and operating (MRO) supplies for injection molding worldwide] Sales in the fourth quarter of $38 million were flat with the year-ago quarter but down 6% in local currencies, reflecting continued softness in injection molding related businesses in North America. Restructuring, cost cutting and increased global sourcing helped segment earnings grow to $2.8 million from $0.8 million in the year-ago quarter. Earnings were also helped by the recovery of a receivable related to a prior liability claim.

Despite $5 million in currency translation gains, sales in 2007 fell to $148 million, from $159 million in the prior year. Segment earnings for the year were down, $1.9 million compared to $3.0 million in 2006.

Industrial Fluids [water-based and oil-based coolants, lubricants and cleaners for metalcutting and metalforming operations worldwide] Fourth quarter sales were $31 million, flat with $29 million a year ago excluding currency translation effects. Segment earnings improved to $6.6 million from $4.1 million mainly due to the favorable resolution of product liability claims.

Industrial fluid sales in 2007 were $124 million, compared to $117 million in 2006, mostly due to currency translation. Segment earnings improved to $16.6 million from $10.8 million in 2006, reflecting improved pricing, greater operating efficiency and lower product liability costs.

Outlook

“The economic outlook for 2008 is mixed,” said Brown. “We expect to see continued growth in most of our markets outside of North America, particularly in China, India and other faster-growing economies. Due to uncertainty in the automotive and housing sectors, however, we are not anticipating any market growth in North America.

“We entered the year with a solid backlog for the first quarter. This should enable us to show significant year-over-year improvement in sales and operating results compared to the first quarter of 2007.

“We continue to work hard to make 2008 a significantly better year for Milacron. In addition to improved operating results from restructuring efforts, our cash flow will benefit from the U.S. pension plan freeze we implemented at the end of last year, from lower insurance costs going forward and from the ongoing sale of redundant or non-core assets. We are also in the process of negotiating an asset-based loan in Europe, which will increase our overall liquidity,” Brown said.

Annual Meeting Date Set

Milacron’s board of directors set May 8, 2008 as the date of the annual meeting of shareholders to be held in Cincinnati, Ohio, and March 12, 2008 as the record date for determination of shareholders entitled to notice of and to vote at the annual meeting.

Conference Call Today

Milacron will hold an open investor conference call today at 1 p.m. Eastern Time, which can be accessed live at www.milacron.com. For analysts and investors wishing to ask questions, the dial-in number will be 719-785-9451 or toll-free 888-287-5420. A recording of the conference call will be available starting 4:00 p.m. on February 25 through midnight March 9 on the company’s website or by phone: 719-457-0820 or toll-free 888-203-1112 and providing the access code: 1635249.

Note: Financial results in this release and accompanying tables are preliminary, unaudited and subject to change until Milacron files its Annual Report on Form 10-K with the Securities and Exchange Commission, which it expects to do on or before March 31, 2008.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company’s most recent Form 10-Q on file with the Securities and Exchange Commission.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

Tables Attached

Milacron Inc. and Subsidiaries

			Fourth Quarter 2007

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Sales	$ 216,582,000	$ 197,457,000	$ 807,868,000	$ 820,101,000

Loss from continuing operations	(74,429,000)	(8,693,000)	(89,943,000)	(39,785,000)
Per Share
Basic	(14.86)	(2.27)	(19.82)	(10.17)
Diluted	(14.86)	(2.27)	(19.82)	(10.17)

Earnings from discontinued operations	1,037,000	64,000	1,172,000	81,000
Per Share
Basic	0.20	0.02	0.23	0.02
Diluted	0.20	0.02	0.23	0.02

Net loss	(73,392,000)	(8,629,000)	(88,771,000)	(39,704,000)
Per Share
Basic	(14.66)	(2.25)	(19.59)	(10.15)
Diluted	(14.66)	(2.25)	(19.59)	(10.15)

Common shares
Weighted average outstanding for basic EPS	5,167,000	4,869,000	5,008,000	4,833,000
Weighted average outstanding for diluted EPS	5,167,000	4,869,000	5,008,000	4,833,000
Outstanding at quarter end	5,486,000	5,232,000	5,486,000	5,232,000

Notes:
These statements are unaudited and subject to year-end adjustments.

The common share amounts, including the weighted average outstanding shares upon which per-share amounts are based, include the effect for the one-for-ten reverse stock split that became effective on May 16, 2007.

Per-share amounts include accruals for preferred dividends and the effect of a beneficial conversion feature.
Consolidated Earnings
Milacron Inc. and Subsidiaries

			Fourth Quarter 2007

(In millions, except per-share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Sales	$ 216.6	$ 197.5	$ 807.9	$ 820.1
Cost of products sold	168.0	159.2	644.9	668.2
Cost of products sold related to restructuring	0.2	-	0.2	0.5
Total cost of products sold	168.2	159.2	645.1	668.7
Manufacturing margins	48.4	38.3	162.8	151.4
Percent of sales	22.3%	19.4%	20.2%	18.5%

Other costs and expenses
Selling and administrative	39.0	32.4	144.3	140.2
Restructuring costs	7.2	5.1	12.3	16.9
Change in preferred stock ownership costs	1.4	-	1.9	-
Pension plan curtailment cost	1.9	-	1.9	-
Refinancing costs	-	1.8	-	1.8
Other income - net	(0.6)	0.1	(0.7)	(0.3)
Total other costs and expenses	48.9	39.4	159.7	158.6

Operating earnings (loss)	(0.5)	(1.1)	3.1	(7.2)
Interest expense - net	(7.8)	(7.7)	(31.4)	(30.0)

Loss from continuing operations before income taxes
	(8.3)	(8.8)	(28.3)	(37.2)
Provision (benefit) for income taxes (a)	66.1	(0.1)	61.7	2.6
Loss from continuing operations	(74.4)	(8.7)	(90.0)	(39.8)
Discontinued operations - net of income taxes (b)	1.0	0.1	1.2	0.1
Net loss	$ (73.4)	$ (8.6)	$ (88.8)	$ (39.7)

Loss per common share - basic and diluted
Continuing operations	$ (14.86)	$ (2.27)	$ (19.82)	$ (10.17)
Discontinued operations	0.20	0.02	0.23	0.02
Net loss	$ (14.66)	$ (2.25)	$ (19.59)	$ (10.15)

(a) In 2007, includes a $63 million non-cash charge associated with the change in ownership of a majority of the company's Series B Preferred Stock, as announced in October, 2007.
(b) Represents adjustments of reserves related to prior divestitures.
Notes:
These statements are unaudited and subject to year-end adjustments.
The weighted average outstanding shares upon which per-share amounts are based include the effect for the one-for-ten reverse stock split that became effective on May 16, 2007.
Per-share amounts include accruals for preferred dividends and effect of beneficial conversion feature.
Consolidated Balance Sheets
Milacron Inc. and Subsidiaries

	Fourth Quarter 2007

(In millions)	December 31,	December 31,
	2007	2006

Assets
Cash and cash equivalents	$ 40.8	$ 38.5
Notes and accounts receivable-net	115.1	114.5
Inventories	179.7	170.7
Other current assets	24.4	41.9
Total current assets	360.0	365.6
Property, plant and equipment - net	106.4	114.3
Goodwill	90.5	87.3
Other noncurrent assets	36.0	83.3
Total assets	$ 592.9	$ 650.5

Liabilities and shareholders' deficit
Short-term borrowings and long-term debt due within one year (a)	$ 29.0	$ 27.7
Trade accounts payable and advance billings and deposits	121.5	102.2
Accrued and other current liabilities	68.2	82.6
Total current liabilities	218.7	212.5
Long-term accrued liabilities	193.4	226.5
Long-term debt	231.9	232.8
Shareholders' deficit	(51.1)	(21.3)
Total liabilities and shareholders' deficit	$ 592.9	$ 650.5

(a) In 2007, $24.0 million was drawn against the revolving credit facility and in 2006, $23 million was drawn against the revolving credit facility. Outstanding letters of credit were $8.0 million in 2007 and 2006.

Note: These statements are unaudited and subject to year-end adjustments.
Consolidated Cash Flows
Milacron Inc. and Subsidiaries
			Fourth Quarter 2007

(In millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net loss	$ (73.4)	$ (8.6)	$ (88.8)	$ (39.7)
Discontinued operations - net of income taxes	(1.0)	(0.1)	(1.2)	(0.1)
Depreciation and amortization	4.1	4.3	16.1	16.8
Restructuring costs	8.9	3.3	10.2	8.2
Working capital changes
Notes and accounts receivable	7.7	5.5	3.3	7.9
Inventories	5.8	10.0	(4.4)	(4.5)
Other current assets	0.9	(0.9)	(3.7)	2.1
Trade accounts payable	2.7	(0.5)	11.7	(1.7)
Other current liabilities	(13.8)	(10.6)	(10.9)	(2.0)
Deferred income taxes and other - net	67.7	(3.2)	77.3	(6.2)
Net cash provided (used) by operating activities	9.6	(0.8)	9.6	(19.2)

Investing activities cash flows
Capital expenditures	(3.6)	(3.5)	(9.6)	(13.8)
Net disposals of property, plant and equipment	0.1	0.8	0.3	2.9
Net cash used by investing activities	(3.5)	(2.7)	(9.3)	(10.9)

Financing activities cash flows
Repayments of long-term debt	(1.0)	(0.2)	(1.6)	(1.6)
Increase (decrease) in short-term borrowings	(2.3)	5.7	1.0	21.2
Dividends paid	-	(0.1)	(0.2)	(0.2)
Net cash provided (used) by financing activities	(3.3)	5.4	(0.8)	19.4

Effect of exchange rate fluctuations on cash and cash equivalents
	0.5	0.9	2.8	3.5
Increase (decrease) in cash and cash equivalents	3.3	2.8	2.3	(7.2)

Cash and cash equivalents at beginning of period	37.5	35.7	38.5	45.7

Cash and cash equivalents at end of period	$ 40.8	$ 38.5	$ 40.8	$ 38.5

Note: These statements are unaudited and subject to year-end adjustments.
Segment and Supplemental Information
Milacron Inc. and Subsidiaries

			Fourth Quarter 2007

(In millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Machinery technologies North America
Sales	$ 91.5	$ 95.7	$ 367.0	$ 402.4
Operating cash flow (a)	2.1	6.8	17.1	23.2
Segment earnings	0.8	5.2	11.3	17.1
Percent of sales	0.9%	5.4%	3.1%	4.2%
New orders	98.8	98.8	378.2	411.0

Machinery technologies Europe
Sales	$ 60.4	$ 37.4	$ 180.5	$ 153.4
Operating cash flow (a)	4.5	0.4	7.3	(1.1)
Segment earnings (loss)	3.3	(0.6)	3.3	(4.9)
Percent of sales	5.5%	-1.6%	1.8%	-3.2%
New orders	50.5	40.3	188.5	154.1

Mold technologies
Sales	$ 37.6	$ 37.8	$ 148.2	$ 158.8
Operating cash flow (a)	3.9	2.0	6.4	8.2
Segment earnings (loss)	2.8	0.8	1.9	3.0
Percent of sales	7.4%	2.1%	1.3%	1.9%
New orders	37.2	37.9	147.8	157.8

Eliminations
Sales	$ (4.2)	$ (2.8)	$ (11.8)	$ (12.0)
New orders	(4.6)	(3.4)	(12.9)	(11.6)

Total plastics technologies
Sales	$ 185.3	$ 168.1	$ 683.9	$ 702.6
Operating cash flow (a)	10.5	9.2	30.8	30.3
Segment earnings	6.9	5.4	16.5	15.2
Percent of sales	3.7%	3.2%	2.4%	2.2%
New orders	181.9	173.6	701.6	711.3

Industrial fluids
Sales	$ 31.3	$ 29.4	$ 124.0	$ 117.5
Operating cash flow (a)	7.0	4.5	18.2	12.3
Segment earnings	6.6	4.1	16.6	10.8
Percent of sales	21.1%	13.9%	13.4%	9.2%
New orders	31.3	29.4	124.0	117.5

Total continuing operations
Sales	$ 216.6	$ 197.5	$ 807.9	$ 820.1
Operating cash flow (a)	14.3	10.1	35.5	28.8
Segment earnings	13.5	9.5	33.1	26.0
Restructuring costs	(7.4)	(5.1)	(12.5)	(17.4)
Change in preferred stock ownership costs	(1.4)	-	(1.9)	-
Pension plan curtailment cost	(1.9)	-	(1.9)	-
Corporate expenses	(3.2)	(3.6)	(13.3)	(13.6)
Other unallocated expenses	(0.1)	(1.9)	(0.4)	(2.2)
Operating earnings (loss)	(0.5)	(1.1)	3.1	(7.2)
Percent of sales	-0.2%	-0.6%	0.4%	-0.9%
New orders	213.2	203.0	825.6	828.8
Ending backlog	129.1	105.7	129.1	105.7

(a) Represents EBITDA (earnings before interest, income taxes, depreciation and amortization) before restructuring costs.

Note: These statements are unaudited and subject to year-end adjustments.
Reconciliation of Earnings to Operating Cash Flows
Milacron Inc. and Subsidiaries

			Fourth Quarter 2007

(In millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Machinery technologies North America
Segment earnings	$ 0.8	$ 5.2	$ 11.3	$ 17.1
Depreciation and amortization	1.3	1.6	5.8	6.1
Operating cash flow	2.1	6.8	17.1	23.2

Machinery technologies Europe
Segment earnings (loss)	$ 3.3	$ (0.6)	$ 3.3	$ (4.9)
Depreciation and amortization	1.2	1.0	4.0	3.8
Operating cash flow	4.5	0.4	7.3	(1.1)

Mold technologies
Segment earnings (loss)	$ 2.8	$ 0.8	$ 1.9	$ 3.0
Depreciation and amortization	1.1	1.2	4.5	5.2
Operating cash flow	3.9	2.0	6.4	8.2

Total plastics technologies
Segment earnings	$ 6.9	$ 5.4	$ 16.5	$ 15.2
Depreciation and amortization	3.6	3.8	14.3	15.1
Operating cash flow	10.5	9.2	30.8	30.3

Industrial fluids
Segment earnings	$ 6.6	$ 4.1	$ 16.6	$ 10.8
Depreciation and amortization	0.4	0.4	1.6	1.5
Operating cash flow	7.0	4.5	18.2	12.3

Total continuing operations
Net loss	$ (73.4)	$ (8.6)	$ (88.8)	$ (39.7)
Discontinued operations - net of income taxes (a)	(1.0)	(0.1)	(1.2)	(0.1)
Provision (benefit) for income taxes (b)	66.1	(0.1)	61.7	2.6
Interest expense - net	7.8	7.7	31.4	30.0
Restructuring costs	7.4	5.1	12.5	17.4
Change in preferred stock ownership costs	1.4	-	1.9	-
Pension plan curtailment cost	1.9	-	1.9	-
Refinancing costs	-	1.8	-	1.8
Depreciation and amortization	4.1	4.3	16.1	16.8
Operating cash flow	$ 14.3	$ 10.1	$ 35.5	$ 28.8

(a) Represents adjustments of reserves related to prior divestitures.
(b) In 2007, includes a $63 million non-cash charge associated with the change in ownership of a majority of the company's Series B Preferred Stock, as announced in October, 2007.
Note: These statements are unaudited and subject to year-end adjustments.
Historical Information

(In millions, except per-share data)

	2005					2006					2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year

Sales	$ 192.3	$ 208.8	$ 190.7	$ 217.1	$ 808.9	$ 202.4	$ 211.1	$ 209.1	$ 197.5	$ 820.1	$ 190.3	$ 197.3	$ 203.7	$ 216.6	$ 807.9
Cost of products sold	160.1	171.0	157.3	174.7	663.1	168.8	170.4	169.8	159.2	668.2	154.8	158.6	163.5	168.0	644.9
Cost of products sold related to restructuring	-	-	-	-	-	-	0.4	0.1	-	0.5	-	-	-	0.2	0.2
Total cost of products sold	160.1	171.0	157.3	174.7	663.1	168.8	170.8	169.9	159.2	668.7	154.8	158.6	163.5	168.2	645.1

Manufacturing margins	32.2	37.8	33.4	42.4	145.8	33.6	40.3	39.2	38.3	151.4	35.5	38.7	40.2	48.4	162.8

Other costs and expenses
Selling and administrative	33.5	33.7	31.3	35.3	133.8	34.2	38.3	35.3	32.4	140.2	35.3	34.9	35.1	39.0	144.3
Refinancing costs (a)	-	-	-	-	-	-	-	-	1.8	1.8	-	-	-	-	-
Restructuring costs (b)	0.4	0.3	0.1	0.8	1.6	0.6	8.4	2.8	5.1	16.9	2.4	1.5	1.2	7.2	12.3
Change in preferred stock ownership costs	-	-	-	-	-	-	-	-	-	-	-	-	0.5	1.4	1.9
Pension plan curtailment cost	-	-	-	-	-	-	-	-	-	-	-	-	-	1.9	1.9
Other - net	(1.0)	0.2	1.3	(0.1)	0.4	(0.1)	(0.9)	0.6	0.1	(0.3)	(0.2)	(0.3)	0.4	(0.6)	(0.7)
Total other costs and expenses	32.9	34.2	32.7	36.0	135.8	34.7	45.8	38.7	39.4	158.6	37.5	36.1	37.2	48.9	159.7

Operating earnings (loss)	(0.7)	3.6	0.7	6.4	10.0	(1.1)	(5.5)	0.5	(1.1)	(7.2)	(2.0)	2.6	3.0	(0.5)	3.1

Interest expense - net	(8.2)	(7.0)	(7.7)	(7.4)	(30.3)	(7.6)	(7.9)	(6.8)	(7.7)	(30.0)	(7.7)	(7.9)	(8.0)	(7.8)	(31.4)

Loss from continuing operations before income taxes
	(8.9)	(3.4)	(7.0)	(1.0)	(20.3)	(8.7)	(13.4)	(6.3)	(8.8)	(37.2)	(9.7)	(5.3)	(5.0)	(8.3)	(28.3)

Provision (benefit) from income taxes (c)	0.2	1.0	0.6	(5.6)	(3.8)	0.9	0.9	0.9	(0.1)	2.6	1.0	(4.9)	(0.5)	66.1	61.7

Earnings (loss) from continuing operations	(9.1)	(4.4)	(7.6)	4.6	(16.5)	(9.6)	(14.3)	(7.2)	(8.7)	(39.8)	(10.7)	(0.4)	(4.5)	(74.4)	(90.0)

Discontinued operations - net of income taxes (d)
Net gain (loss) on divestitures	-	0.6	0.7	1.2	2.5	-	-	-	0.1	0.1	(0.1)	0.3	-	1.0	1.2
Total discontinued operations	-	0.6	0.7	1.2	2.5	-	-	-	0.1	0.1	(0.1)	0.3	-	1.0	1.2

Net earnings (loss)	$ (9.1)	$ (3.8)	$ (6.9)	$ 5.8	$ (14.0)	$ (9.6)	$ (14.3)	$ (7.2)	$ (8.6)	$ (39.7)	$ (10.8)	$ (0.1)	$ (4.5)	$ (73.4)	$ (88.8)

Earnings (loss) per common share
Basic
Continuing operations	$ (2.24)	$ (1.24)	$ (1.92)	$ 0.62	$ (4.77)	$ (2.49)	$ (3.45)	$ (1.97)	$ (2.27)	$ (10.17)	$ (2.66)	$ (0.55)	$ (1.36)	$ (14.86)	$ (19.82)
Discontinued operations	-	0.12	0.15	0.26	0.53	-	-	-	0.02	0.02	(0.02)	0.05	-	0.20	0.23
Net earnings (loss)	$ (2.24)	$ (1.12)	$ (1.77)	$ 0.88	$ (4.24)	$ (2.49)	$ (3.45)	$ (1.97)	$ (2.25)	$ (10.15)	$ (2.68)	$ (0.50)	$ (1.36)	$ (14.66)	$ (19.59)
Diluted
Continuing operations	$ (2.24)	$ (1.24)	$ (1.92)	$ 0.42	$ (4.77)	$ (2.49)	$ (3.45)	$ (1.97)	$ (2.27)	$ (10.17)	$ (2.66)	$ (0.55)	$ (1.36)	$ (14.86)	$ (19.82)
Discontinued operations	-	0.12	0.15	0.12	0.53	-	-	-	0.02	0.02	(0.02)	0.05	-	0.20	0.23
Net earnings (loss)	$ (2.24)	$ (1.12)	$ (1.77)	$ 0.54	$ (4.24)	$ (2.49)	$ (3.45)	$ (1.97)	$ (2.25)	$ (10.15)	$ (2.68)	$ (0.50)	$ (1.36)	$ (14.66)	$ (19.59)

(a) In 2006, represents the write-off of unamortized deferred refinancing fees.

(b) In 2006 and 2007, relates principally to costs for the consolidation of the global mold technologies and European plastics machinery businesses to reduce their cost structures and improve customer service. In 2005, represents costs related to initiatives to reduce operating and administrative costs.

(c) In 2007, includes a $63 million non-cash charge associated with the change in ownership of a majority of the company's Series B Preferred Stock, as announced in October, 2007.
(d) All years, represents adjustments of reserves related to prior divestitures.
Notes:
These statements are unaudited and subject to year-end adjustments.
The weighted average outstanding shares upon which per-share amounts are based include the effect for the one-for-ten reverse stock split that became effective on May 16, 2007.
Per-share amounts include accruals for preferred dividends and effect of beneficial conversion feature.
Historical Segment and Supplemental Information

(In Millions)

	2005					2006					2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year

Machinery technologies North America
Sales	$ 87.1	$ 95.4	$ 86.7	$ 107.3	$ 376.5	$ 94.1	$ 106.9	$ 105.7	$ 95.7	$ 402.4	$ 91.1	$ 91.5	$ 92.9	$ 91.5	$ 367.0
Operating cash flow (a)	3.5	6.5	5.8	7.8	23.6	2.9	6.0	7.5	6.8	23.2	3.4	6.5	5.1	2.1	17.1
Segment earnings	1.9	4.9	4.3	6.2	17.3	1.4	4.5	6.0	5.2	17.1	1.8	4.9	3.8	0.8	11.3
New orders	94.9	100.7	89.2	97.9	382.7	114.0	92.5	105.7	98.8	411.0	97.9	90.1	91.4	98.8	378.2

Machinery technologies Europe
Sales	$ 34.3	$ 41.5	$ 36.8	$ 36.9	$ 149.5	$ 36.3	$ 39.9	$ 39.8	$ 37.4	$ 153.4	$ 34.4	$ 40.2	$ 45.5	$ 60.4	$ 180.5
Operating cash flow (a)	(1.2)	0.6	(0.5)	0.4	(0.7)	(1.6)	(0.2)	0.3	0.4	(1.1)	(0.2)	1.2	1.8	4.5	7.3
Segment earnings (loss)	(2.2)	(0.5)	(1.5)	(0.8)	(5.0)	(2.4)	(1.2)	(0.7)	(0.6)	(4.9)	(1.2)	0.3	0.9	3.3	3.3
New orders	35.4	42.7	34.2	40.3	152.6	40.0	42.9	30.9	40.3	154.1	46.6	45.1	46.3	50.5	188.5

Mold technologies
Sales	$ 44.2	$ 44.4	$ 40.6	$ 44.2	$ 173.4	$ 44.4	$ 38.9	$ 37.7	$ 37.8	$ 158.8	$ 37.9	$ 35.8	$ 36.9	$ 37.6	$ 148.2
Operating cash flow (a)	3.7	2.1	0.7	3.4	9.9	3.3	1.6	1.3	2.0	8.2	1.4	0.3	0.8	3.9	6.4
Segment earnings (loss)	2.3	0.7	(0.7)	1.6	3.9	1.9	0.3	-	0.8	3.0	0.3	(0.8)	(0.4)	2.8	1.9
New orders	45.1	43.4	40.7	44.5	173.7	43.7	38.5	37.7	37.9	157.8	36.7	36.5	37.4	37.2	147.8

Eliminations
Sales	$ (0.3)	$ (0.6)	$ (0.5)	$ (1.3)	$ (2.7)	$ (2.1)	$ (3.9)	$ (3.2)	$ (2.8)	$ (12.0)	$ (2.8)	$ (2.4)	$ (2.4)	$ (4.2)	$ (11.8)
New orders	(0.4)	(0.5)	(0.4)	(1.0)	(2.3)	(2.3)	(3.2)	(2.7)	(3.4)	(11.6)	(2.8)	(2.1)	(3.4)	(4.6)	(12.9)

Total plastics technologies
Sales	$ 165.3	$ 180.7	$ 163.6	$ 187.1	$ 696.7	$ 172.7	$ 181.8	$ 180.0	$ 168.1	$ 702.6	$ 160.6	$ 165.1	$ 172.9	$ 185.3	$ 683.9
Operating cash flow (a)	6.0	9.2	6.0	11.6	32.8	4.6	7.4	9.1	9.2	30.3	4.6	8.0	7.7	10.5	30.8
Segment earnings	2.0	5.1	2.1	7.0	16.2	0.9	3.6	5.3	5.4	15.2	0.9	4.4	4.3	6.9	16.5
New orders	175.0	186.3	163.7	181.7	706.7	195.4	170.7	171.6	173.6	711.3	178.4	169.6	171.7	181.9	701.6

Industrial fluids
Sales	$ 27.0	$ 28.1	$ 27.1	$ 30.0	$ 112.2	$ 29.7	$ 29.3	$ 29.1	$ 29.4	$ 117.5	$ 29.7	$ 32.2	$ 30.8	$ 31.3	$ 124.0
Operating cash flow (a)	1.9	2.4	2.2	3.9	10.4	2.3	3.3	2.2	4.5	12.3	3.6	3.6	4.0	7.0	18.2
Segment earnings	1.4	1.9	1.8	3.6	8.7	1.9	2.9	1.9	4.1	10.8	3.3	3.2	3.5	6.6	16.6
New orders	27.0	28.2	27.1	29.8	112.1	29.7	29.3	29.1	29.4	117.5	29.7	32.2	30.8	31.3	124.0

Total continuing operations
Sales	$ 192.3	$ 208.8	$ 190.7	$ 217.1	$ 808.9	$ 202.4	$ 211.1	$ 209.1	$ 197.5	$ 820.1	$ 190.3	$ 197.3	$ 203.7	$ 216.6	$ 807.9
Operating cash flow (a)	4.2	8.5	5.2	12.1	30.0	3.6	7.5	7.6	10.1	28.8	4.4	8.2	8.6	14.3	35.5
Segment earnings	3.4	7.0	3.9	10.6	24.9	2.8	6.5	7.2	9.5	26.0	4.2	7.6	7.8	13.5	33.1
Restructuring costs (b)	(0.4)	(0.3)	(0.1)	(0.8)	(1.6)	(0.6)	(8.8)	(2.9)	(5.1)	(17.4)	(2.4)	(1.5)	(1.2)	(7.4)	(12.5)
Change in preferred stock ownership costs
	-	-	-	-	-	-	-	-	-	-	-	-	(0.5)	(1.4)	(1.9)
Pension plan curtailment cost	-	-	-	-	-	-	-	-	-	-	-	-	-	(1.9)	(1.9)
Corporate expenses	(3.5)	(3.0)	(3.0)	(3.3)	(12.8)	(3.3)	(3.1)	(3.6)	(3.6)	(13.6)	(3.7)	(3.4)	(3.0)	(3.2)	(13.3)
Other unallocated expenses (c)	(0.2)	(0.1)	(0.1)	(0.1)	(0.5)	-	(0.1)	(0.2)	(1.9)	(2.2)	(0.1)	(0.1)	(0.1)	(0.1)	(0.4)
Operating earnings (loss)	(0.7)	3.6	0.7	6.4	10.0	(1.1)	(5.5)	0.5	(1.1)	(7.2)	(2.0)	2.6	3.0	(0.5)	3.1
Percent of sales	-0.4%	1.7%	0.4%	2.9%	1.2%	-0.5%	-2.6%	0.2%	-0.6%	-0.9%	-1.1%	1.3%	1.5%	-0.2%	0.4%
New orders	202.0	214.5	190.8	211.5	818.8	225.1	200.0	200.7	203.0	828.8	208.1	201.8	202.5	213.2	825.6
Ending backlog	96.0	99.2	99.6	92.7	92.7	116.2	106.8	98.5	105.7	105.7	126.6	132.1	131.2	129.1	129.1

(a) Represents EBITDA (earnings before interest, income taxes, depreciation and amortization) before restructuring costs.

(b) In 2006 and 2007, relates principally to costs for the consolidation of the global mold technologies and European plastics machinery businesses to reduce their cost structures and improve customer service. In 2005, represents costs related to initiatives to reduce operating and administrative costs.

(c) In fourth quarter 2006, includes $1.7 million for writing-off unamortized deferred refinancing fees.
Note: These statements are unaudited and subject to year-end adjustments.
Updated: February 25, 2007

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products, and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

Quarter Ended
(In millions)		March 31, 2008

Projected profit & loss items
	Sales (1)	$200 - 212
	Total plastics technologies	170 - 180
	Industrial fluids	30 - 32
Segment earnings
	Total plastics technologies	2 - 4
	Industrial fluids	2.5 - 3.5
	Corporate expenses	4.5 - 3.5
	Interest expense - net	8.5 - 7.5
	Provision for (benefit from) income taxes	0 - 1
	Restructuring costs	1 - 2
	Net earnings (loss) after tax (2)	(11.5) - (4.5)
	Average shares outstanding - basic	5
	Average shares outstanding - diluted	11

	Earnings per share (3)	($2.70) - ($1.30)

Projected cash flow & balance sheet items
	Depreciation and amortization	3 - 4
	Primary working capital - increase (4)	4 - 8
	Cash pension contribution	0
	Capital expenditures, net	3 - 4
	Cash interest	less than 1
	Cash dividends	less than 1
	Cash tax	less than 1
	Cash refinancing fees	1 - 2
	Cash restructuring	1 - 2

1	Quarter ended March 31, 2008 increased approximately $8 million over the same period a year ago due to the strengthening of the Euro.

2	Includes $0.6 million of non-cash expense related to the U.S. defined benefit plan in quarter ended March 31, 2008.

3	Per share amounts include accruals for preferred dividends and effect of beneficial conversion feature.

4	Inventory + receivables - trade payables - advance billings

Comments & explanations

Assumes quarter ended December 31, 2007 foreign exchange rates (e.g., USD/EUR = 1.4384), and no further acquisitions or divestitures.

CONTACT:
Milacron Inc.
Al Beaupré, 513-487-5918
albert.beaupre@milacron.com